Exhibit 99.2

IMPLANT SCIENCES EXECUTES LETTER OF INTENT TO
ACQUIRE ION METRICS INC.

PROPOSED ACQUISITION EXPECTED TO PROVIDE TECHNOLOGY
ENHANCEMENTS TO CURRENT SECURITY PRODUCTS
AND ACCELERATE NEW PRODUCT INTRODUCTIONS

WAKEFIELD, MA … February 13, 2008…Implant Sciences Corporation (AMEX: IMX), a leading manufacturer of advanced security products, today announced the execution of a binding letter of intent to acquire San Diego, California-based Ion Metrics, Inc. (“Ion Metrics”).  In connection with this transaction, the Company plans to acquire all the assets of Ion Metrics, including its mass spectrometer (“MS”) technology, differential mobility spectrometer (“DMS”) technology, ion mobility spectrometry (“IMS”) technology, miniature, light weight vacuum pump technology, patents, manufacturing fixtures, and other related technological capabilities.  The Company will also be assuming certain specified liabilities.  The Company plans to issue 2 million shares of its common stock as consideration for the transaction.  The common stock to be issued will be restricted pursuant to the provisions of Securities and Exchange Commission Rule 144.  The acquisition is subject to the execution of a definitive purchase agreement, which is expected to occur no later than March 31, 2008, and the satisfaction of other conditions which are customary in these types of transactions.

Ion Metrics is in the business of producing low cost mass sensor systems for the detection and analysis of chemical compounds such as explosives, chemical warfare agents (CWA), narcotics, and toxic industrial chemicals (TICs) for the homeland defense, forensic, environmental, and safety/security markets.  Ion Metrics has adapted its mass spectrometer technology, and other innovative front-end detection and separation technologies, to meet the growing need for field deployable, high-throughput screening instruments in industries such as drug discovery, security, and safety.  The Company’s approach revolves around innovative miniaturized devices and system designs providing improved performance and reliability in combination with low manufacturing costs.

David J. Ferran, Executive Chairman of Ion Metrics commented, “After conducting a global search for the right partner to team up with for the commercialization of our leading edge mass spec technology, the board of Ion Metrics determined the technology and corporate fit with Implant Sciences represented a significant opportunity for us to gain a leadership position in the worldwide security and threat detection arena.  We believe Implant Sciences has the right management focus, growth strategy, and complementary technologies to be successful.  Our team is proud to become the newest members of Implant Sciences.”

Phillip C. Thomas, Chairman and CEO of Implant Sciences stated, “The acquisition of Ion Metrics and its rich technology suite fits perfectly with our ongoing strategy to grow our security business.  Integral components of this strategy are the enhancement of our core technology with new capabilities and the integration of these capabilities into new product offerings.  After a thorough evaluation by our team of scientists and engineers, we believe Ion Metrics has demonstrated the capability of successfully miniaturizing advanced MS, DMS, and IMS technologies with clear applications for security, safety and defense.  Furthermore, the integration of the Ion Metrics technologies into our Quantum Sniffer product line provide us with opportunities to introduce smaller, lower cost, and higher performance security solutions.  Looking ahead, we also see the added benefit of being able to detect narcotics, chemical warfare agents (CWA), and toxic industrial chemicals (TICs) as part of our product line expansion.”

Mr. Thomas added, “The innovative technology developed by Ion Metrics is, in part, the result of over $2 million in government funding over the past 3 years.  The willingness of Ion Metrics’ senior management, who represent the majority shareholders, to accept Implant Sciences’ common stock in lieu of cash as substantially all of the up-front consideration for this transaction demonstrates their commitment to the success of Implant Sciences.  We look forward to bringing the Ion Metrics and Implant Sciences teams together to collectively execute on our ongoing plan for growth and the achievement of sustained profitability.”

About Implant Sciences

Implant Sciences develops, manufactures and sells products through its primary business units: (i) explosives trace detection (ETD) systems for homeland security, defense, and other security related applications and (ii) state of the art services for the medical and semiconductor industries.  The Company has developed proprietary technology used in its commercial portable and bench-top ETD systems, which ship to a growing number of locations domestically and around the world.

The Company’s ETD products are intended to address a growing range of threats in the Safety, Security, and Defense (SS&D) marketplace which includes various segments such as aviation, cargo, transportation, and related elements of the government and commercial infrastructure.  In addition to its SS&D market focus, the Company provides high technology coatings for a variety of medical products at its main facility in Wakefield, Massachusetts and provides ion implantation services to the semiconductor industry from its location in Sunnyvale, California.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management's current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the period ended June 30, 2007 and Quarterly Report for the period ended September 30, 2007.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Investor Relations
(781) 246-0700 or (508) 523-3141
david@implantsciences.com
www.implantsciences.com

Catalyst Financial Resources
Thomas T. O’Brien, 503-757-4903
Thomas@catalystresearch.com